ARTICLES OF AMENDMENT TO
                            ARTICLES OF INCORPORATION
                                        OF
                               U. S. TRUCKING, INC.
                            (SERIES A PREFERRED STOCK)


     Pursuant to the requirements of Section 7-106-102 of the Colorado Business Corporation Act, the undersigned Corporation submits the following Articles of Amendment to Articles of Incorporation.

     FIRST:   The name of the Corporation is U. S. Trucking, Inc.

     SECOND:   The Articles of Incorporation of the Corporation are hereby amended as follows:

     "There is hereby established a series of Preferred Stock of the Corporation designated "Series A Preferred Stock." The number of shares of this series of Preferred Stock shall be 999,000 shares. The powers, designations, preferences and relative, participating, optional or other special rights of the shares of this series of Preferred Stock and the qualifications, limitations and restrictions of such preferences and rights shall be as follows:

     Section 1. Voting Rights. Except as otherwise expressly provided herein or by law, the holders of shares of Series A Preferred Stock shall be entitled to vote on all matters and shall be entitled to ten votes for each share of Series A Preferred Stock held by such holder, such number of votes to be appropriately adjusted in the event of any split, reverse split or dividend of the common stock. Except as otherwise expressly provided herein or as expressly required by law, the holders of shares of Series A Preferred Stock and common stock shall vote together as a single class on all matters.

     Section 2. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock shall be entitled to be paid an amount equal to ten times the amount payable on each share of common stock. As used in this paragraph 2, the term "common stock" shall mean and include the Corporation's authorized common stock, without par value, as constituted on the date of filing of these terms of the Series A Preferred Stock. The consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof, and the sale or transfer by the Corporation of all or substantially all of its assets, shall be deemed to be a liquidation dissolution or winding up of the Corporation within the meaning of the provisions of this paragraph 2.

     Section 3. Dividend Provisions. The holders of shares of the Series A Preferred Stock are not entitled to receive any dividends.

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     Section 4. Notices.  Any notice required to be given to holders of shares of Series A Preferred Stock shall be deemed given upon deposit in the United States mail, postage prepaid, addressed to such holder of record at his address appearing on the books of the Corporation, or upon personal delivery at the aforementioned address."

     Section 5. Amendment. The terms of the Series A Preferred Stock shall not be amended without the consent of the holders of not less than a majority of the outstanding Series A Preferred Stock.

     THIRD:   Such Amendment was duly adopted by the Board of Directors of the
Corporation on the 15th day of January 1999.

     IN TESTIMONY WHEREOF, the undersigned Corporation has caused these Articles of Amendment to the Articles of Incorporation to be signed by a duly authorized officer and duly attested by another such officer, to be hereunto affixed this 20th day of January 1999.

                              U. S. TRUCKING, INC.


                              By:/s/ Anthony Huff
                                 Anthony Huff, Chairman

ATTEST:



/s/ Marion Huff
Secretary

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